Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Elbit Imaging Ltd. of our reports dated May 9, 2010, relating to: (i) the consolidated financial statements of Elbit Imaging Ltd. which report expresses an unqualified opinion and includes an explanatory paragraph relating to claims that have been filed against Group companies and for some of which petitions have been filed for certification as class actions; and (ii) the effectiveness of Elbit Imaging Ltd.'s internal control over financial reporting for the year ended December 31, 2009, appearing in the Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2009, as filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement on Form F-3.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
February 9, 2011